CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 10 Registration Statement of Axiom Management, Inc. & subsidiary of our report dated February 20, 2008, on our audit of the consolidated financial statements of Axiom Management, Inc. & subsidiary as of December 31, 2007 and 2006 and the related stockholders' deficit, consolidated results of their operations and cash flows for the years ended December 31, 2007 and 2006, and the reference to us under the caption "Experts".

KABANI & COMPANY, INC.
Los Angeles, California

/s/ Kabani & Company, Inc.
May 15, 2008